Exhibit 99.1

Golub Capital BDC, Inc. Announces New Partner in Senior Loan Fund LLC

Chicago, IL — August 15, 2014—Golub Capital BDC, Inc. (NASDAQ: GBDC) announced today that RGA Reinsurance Company (“RGA”) has reached an agreement with United Insurance Company of America (“United Insurance”) pursuant to which United Insurance has transferred its interest in Senior Loan Fund LLC (“SLF”) to RGA. SLF is a joint venture through which GBDC and its partner co-invest in first lien senior secured loans through an unconsolidated Delaware limited liability company. Reinsurance Group of America, Incorporated, the parent of RGA, is a leading global life reinsurer with over $40 billion in assets as of June 30, 2014.

“We are excited about both our new partnership with RGA and the prospects for SLF going forward,” said David Golub, Chief Executive Officer of Golub Capital BDC, Inc. “We want to thank United Insurance for their involvement with SLF and wish them well.”

“We are very pleased to be partnering with Golub Capital, a market leader in middle market lending with an outstanding 20-year track record,” said Brian Butchko, Vice President and Director of U.S. Portfolio Management at RGA.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. invests primarily in senior secured, one stop, second lien and subordinated loans of, and warrants and minority equity securities in, middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $10 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one-loan financings (through the firm's proprietary MiniGOLD, GOLD, and MegaGOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $300 million. Golub Capital's hold sizes range up to $200 million per transaction.

Golub Capital has been a top 3 Traditional Middle Market Bookrunner each year from 2008 through 1Q 2014 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2013, Golub Capital was awarded Finance Monthly’s Global Awards 2013 “Credit Asset Manager of the Year,” and DealMakers M&A Awards 2013 “Middle Market Lender of the Year.” In 2012, Golub Capital was awarded ACG New York Champion’s Award for “Senior Lender Firm of the Year” and the M&A Advisor award for “Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm's website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.